Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Essex Property Trust, Inc.:

We consent to the use of our reports dated February 19, 2021, with respect to the consolidated financial statements of Essex Property Trust, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
September 21, 2021